CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders
Putnam Arizona Tax Exempt Income Fund and
Putnam Florida Tax Exempt Income Fund:

We consent to the use of our reports dated July 11, 2005 and July 12, 2005, incorporated in this Registration Statement by reference, to the Putnam Arizona Tax Exempt Income Fund and the Putnam Florida Tax Exempt Income Fund, respectively, and to the references to our firm under the captions "Financial highlights" in the prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS" in the Statement of Additional Information.


/s/ KPMG LLP

Boston, Massachusetts
September 22, 2005